EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Fourth Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, February 5, 2009 — Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three and twelve months ended December 31, 2008.

For the three-month period ended December 31, 2008, the Company recorded net income of $794,000, as compared to a net loss of $19,000 in the fourth quarter of 2007. Diluted income per share was $.20 for the fourth quarter of 2008 compared to $.00 diluted income per share for the comparable quarter of 2007. For the year ended December 31, 2008, the Company reported a net loss of $2,190,000 compared to net income of $1,958,000 for 2007. Diluted loss per share amounted to $.56 for the year ended December 31, 2008 compared to diluted income of $.50 per share for 2007.

The Company’s non-performing assets decreased significantly during the quarter. Non-performing assets at December 31, 2008 were $11.1 million or 1.97% of total assets as compared to $15.1 million at September 30, 2008, or 2.64% of total assets. The Company’s non-performing loans as a percentage of total loans were also down from the previous quarter. These ratios were 1.15% at December 31, 2008, 2.44% at September 30, 2008 and 1.82% at December 31, 2007. The Company added $4,779,000 to the allowance for loan losses during 2008, including $534,000 during the fourth quarter. Of our non-performing loans, two loans with a combined balance of $4.2 million have a 75% USDA guarantee on the remaining balance. The Company had no loans accruing interest at December 31, 2008 which were 90 days or more past due. In discussing our results, President and CEO Robert Marziano stated, “These results reflect the Company’s continued commitment to aggressively identify problem assets and record losses on those loans as incurred. Concurrently with these activities, we remain aware of our responsibility as a community bank to support and work with our customers to the extent possible in helping them through these difficult economic times.”

The principal factors contributing to the Company’s net income for the three month period ended December 31, 2008 were a pre-tax gain on the sale of securities of $615,000 as well as a net tax benefit of $506,000. The gain on sale of securities was the result of reconfiguring the investment portfolio to include securities with lower capital risk weightings. These transactions not only triggered recognition of the gain, but also improved our risk based capital ratios. While the Company added $534,000 to the allowance for loan losses in the fourth quarter, that was substantially less than the $3,150,000 that was provided in the third quarter of 2008 and is a nominal increase over the $450,000 that was recorded in the fourth quarter of 2007. The additional provision raises the percentage of allowance for loan losses to gross loans to 1.18% at December 31, 2008.

As noted above, for the year ended December 31, 2008, the Company recorded a net loss of $2,190,000. This loss was primarily attributable to the substantial provision for loan loss reserves during the year as well the year over year decrease in our net interest margin. During 2008, the Company charged $4,779,000 to loan loss reserve. This was largely a result of the charge-off of a number of larger commercial credits due to the weakened economic environment within our markets. The decrease in the net interest margin from 3.36% to 2.61% was primarily the result of the 400 basis point decrease in the fed funds target rate, with the reductions beginning in late 2007 and continuing throughout 2008. It is important to note, that while the Company’s net interest margin decreased significantly for the year, the cost of funds also decreased substantially, although that decrease occurred later in the year than the decrease in the yield on earning assets. The cost of the Company’s net interest bearing liabilities decreased from 4.66% to 3.85% during 2008, despite significant increases in the deposit base. The primary growth in the Company’s deposits came from money market and savings accounts, which are typically lower cost funding sources. These factors, along with relatively flat loan growth, contributed to the $1,914,000 or 13.1% decrease in the Company’s net interest income year over year.

In comparing 2008 versus 2007, non-interest expense increased approximately $1.9 million. Salaries and benefits increased $1,100,000, occupancy expense increased $289,000 and other non-interest expense increased $538,000. The increased salary and benefit and occupancy expense levels are comprised of normal salary adjustments plus increased staffing and occupancy costs associated with two banking offices opened in mid-2007. Excluding the one-time gain from the sale of securities the Company experienced a slight decline in non-interest income for the three and twelve month periods in 2008 versus 2007, which was primarily due to decreased income from mortgage broker fees and lower fees from our investment services division.

While year over year expenses have increased, operating expenses as a percentage of average assets have remained stable at 2.7% during 2008. The Company has maintained several years’ of balance sheet growth with no increase in operating expenses as a percentage of average assets. The Company continues to maintain a focus on cost containment to the extent possible while not sacrificing the service we give our customers.

Total assets at December 31, 2008 amounted to $563.6 million, an increase of $57.8 million or 11.4% when compared to the December 31, 2007 amount of $506.0 million. Net loans increased 2.5% over the prior year to $400.6 million, while deposits grew to $444.6 million, a 5.4% increase.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Capital Market under the symbol BCAR.

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

This Report and its exhibits contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents the Company files with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of such forward-looking statements include, but are not limited to, (a) pressures on the earnings, capital and liquidity of financial institutions resulting from current and future adverse conditions in the credit and equity markets and the banking industry in general (b) changes in competitive pressures among depository and other financial institutions or in the Company’s ability to compete successfully against the larger financial institutions in its banking markets; (c) the financial success or changing strategies of the Company’s customers; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect the Company’s business; (e) changes in the interest rate environment and the level of market interest rates that reduce the Company’s net interest margins and/or the volumes and values of loans it makes and securities it holds; (f) changes in general economic or business conditions and real estate values in the Company’s banking markets (particularly changes that affect the Company’s loan portfolio, the abilities of its borrowers to repay their loans, and the values of loan collateral); and (g) other developments or changes in our business that the Company does not expect. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligation, and does not intend, to update these forward-looking statements.

For further information contact:

Michelle L. Clodfelter

Principal Financial Officer

Bank of the Carolinas

(336) 998-1799

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands, Except Share Data)

(Unaudited)

	December 31
	2008	2007
Assets
Cash and Due from Banks	$8,271	$8,192
Interest-earning Deposits in Banks	2,220	12,756
Securities Available for Sale	108,639	60,717
Securities Held to Maturity	4,500	—

Loans	405,402	395,052
Less, Allowance for Loan Losses	(4,795)	(4,245)

Total Loans, Net	400,607	390,807
Properties and Equipment	15,324	13,888
Other Assets	24,017	19,638

Total Assets	$563,578	$505,998

Liabilities

Non-interest Bearing Demand Deposits	$27,507	$29,835
Interest Bearing Demand Deposits	238,551	62,883
Savings Deposits	21,903	19,655
Time Deposits	156,579	309,555

Total Deposits	444,540	421,928

Borrowings	32,855	41,657
Fed Funds Purchased and Repurchase Agreements	46,557	—
Other Liabilities	1,601	2,173

Total Liabilities	525,553	465,758

Shareholders’ Equity
Preferred Stock, No Par Value:
Authorized 3,000,000 Shares: None Issued	—	—
Common Stock, Par Value $5 Per Share: Authorized 15,000,000 Shares; Issued 3,891,174 Shares in 2008 and 3,920,752 Shares in 2007	19,456	19,604
Additional Paid-In Capital	11,489	11,716
Retained Earnings	5,501	8,476
Accumulated Other Comprehensive Income	1,579	444

Total Shareholders’ Equity	38,025	40,240

Total Liabilities and Shareholders’ Equity	$563,578	$505,998

Bank of the Carolinas Corporation

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Interest Income
Interest and Fees on Loans	$6,314	$7,621	$26,276	$29,874
Interest on Securities	1,453	738	4,091	2,808
Federal Funds Sold	15	25	188	408
Deposits in Other Banks	12	6	20	15

Total Interest Income	7,794	8,390	30,575	33,105

Interest Expense
Deposits	3,661	4,406	15,619	17,263
Borrowed Funds	847	316	2,265	1,237

Total Interest Expense	4,508	4,722	17,884	18,500

Net Interest Income	3,286	3,668	12,691	14,605
Provision for Loan Losses	534	450	4,779	1,470

Net Interest Income After Provision for Loan Losses	2,752	3,218	7,912	13,135

Other Income
Customer Service Fees	294	314	1,270	1,075
Mortgage Loan Broker Fees	13	44	124	184
Investment Services	1	31	19	229
Increase in CSV of Life Insurance	89	89	362	346
Other Income	623	2	685	101

Total Other Income	1,020	480	2,460	1,935

Noninterest Expense
Salaries and Benefits	1,764	1,675	7,224	6,153
Occupancy and Equipment	538	445	2,020	1,731
Goodwill Impairment	—	—	591	0
Other Noninterest Expense	1,182	1,743	4,461	4,514

Total Noninterest Expense	3,484	3,863	14,296	12,398

Income (Loss) Before Income Taxes	288	(165)	(3,924)	2,672
Income Taxes	(506)	(146)	(1,734)	714

Net Income (Loss)	$794	$(19)	$(2,190)	$1,958

Net Income (Loss) Per Share
Basic	$0.20	$—	$(0.56)	$0.51
Diluted	$0.20	$—	$(0.56)	$0.50
Weighted Average Shares Outstanding
Basic	3,891,174	3,906,962	3,928,911	3,857,679
Diluted	3,902,751	3,906,962	3,928,911	3,951,808

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Twelve Months Ended December 31
	2008	2007	Change*
Financial Ratios
Return On Average Assets **	-0.40%	0.42%	(82	) BP
Return On Average Shareholders’ Equity **	-5.67%	5.10%	(1,077)
Net Interest Margin **	2.61%	3.36%	(75)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	1.04%	0.26%	78	BP
Nonperforming Loans To Total Loans	1.15%	1.82%	(67)
Nonperforming Assets To Total Assets	1.97%	1.92%	5
Allowance For Loan Losses To Total Loans	1.18%	1.07%	11

*	BP denotes basis points